[THE LEBRECHT GROUP, APLC LETTERHEAD]


                               September 18, 2002


Southern  States  Power  Company,  Inc.
4505  Allstate  Drive,  Suite  108
Riverside,  CA  92501


Ladies  and  Gentlemen:

     You have requested our opinion as counsel for Southern States Power Company, Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 12,691,210 shares of Company common stock issuable to consultants, employees, and legal counsel of the Company.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about September 18, 2002 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.


                         Sincerely,

                         /s/  The  Lebrecht  Group,  APLC
                         --------------------------------
                         The  Lebrecht  Group,  APLC